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                                                                    EXHIBIT 10.3

February 28, 2001

Mr. David Proctor
8119 Chalk Knoll Drive
Austin, TX 78735

Dear David:

This letter sets forth the agreement ("Agreement") between you and CyberGuard Corporation ("CyberGuard" or "Company") regarding the termination of your Employment Agreement entered into between you and the Company on March 11, 1999, as amended on May 4, 1999, March 10, 2000 and April 26, 2000 ("Employment Agreement"). We agree as follows:

1. TERMINATION DATE. The Employment Agreement and your employment with CyberGuard shall be terminated effective as of February 28, 2001 ("Termination Date").

2. SALARY, SEVERANCE AND BONUS PAYMENTS. Prior to the Termination Date, you will continue to be paid your regular salary, and this Agreement shall have no effect upon those payments. No severance and no bonus will be paid, and you acknowledge that none is owed.

3. ACCRUED "PAID-TIME-OFF". The total amount of accrued paid-time-off pay to which you are entitled as of your Termination Date is $50,970.22 (less tax withholding).

4. NET AMOUNT PAYMENT. The total amount payable to you after the Termination Date is $50,970.22 (less tax withholding) (representing the aggregate of the amounts described in paragraphs 2 and 3 above) and will be paid to you in accordance with CyberGuard's regular payroll schedules and practices.

5. STOCK OPTIONS. We agree that, from time to time, you have been granted options to acquire, in the aggregate, 566,875 shares of CyberGuard's Common Stock ("Options"). The Options have been evidenced by various agreements that have been entered into between you and CyberGuard, and by CyberGuard's Stock Option Plans. We agree as follows:

     (a) OFFICER OPTIONS. Your "Officer Options" listed below ("Officer Options" are defined as options to purchase shares of the Company's Common Stock granted to you while serving as an officer and/or consultant of the Company, with the exception of the "Special Option" (as defined below)) shall (i) become fully vested as of the Termination Date, to the extent such Officer Options have not yet fully vested (see "Amended Vesting" in the table below), and (ii) remain exercisable for the shorter of two (2) years from the Termination Date or the remainder of the period of exercisability under the terms of the respective stock option agreement (see Amended Expiration Date in the table below).

         OFFICER OPTIONS:


                                                                          Original       Amended
         Amount of    Grant             Original          Amended        Expiration    Expiration       Share
          Shares      Date              Vesting           Vesting           Date           Date         Price
         ---------   -------      ------------------     -----------     ----------    ----------       ------

          15,000     3/18/97       1 year       50%      100% vested        3/17/02       3/17/02        $1.125

          14,875     3/18/97       1 year       50%      100% vested        3/17/02       3/17/02        $1.125

         100,000      5/4/99       3 years      33%      100% vested         5/3/04       2/28/03        $0.750

         375,000     3/11/99       1 year       50%      100% vested        3/10/04       2/28/03        $1.250




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     (b) DIRECTOR OPTIONS. Your "Director Options" listed below ("Director
         Options" are defined as options to purchase shares of the Company's Common Stock granted to you while serving as the Company's non-employee director, with the exception of the Special Option) shall continue in full force and effect in accordance with the terms and conditions of their respective Stock Options Agreements and shall remain unaffected by this Agreement.

         DIRECTOR OPTIONS:


        Amount
          of           Grant                                          Expiration          Share
        Shares         Date                   Vesting                    Date             Price
         -----        -------         ----------------------          ----------          ------
         6,000        3/27/97         Immediate          100%           3/25/07           $1.125

         3,000        1/29/98         Immediate          100%           1/27/08           $1.125

         3,000       12/31/98         Immediate          100%          12/30/08           $2.090


     (c) SPECIAL OPTION. Your option to purchase 50,000 shares of the Company's Common Stock granted to you on April 26, 2000 at an exercise price of $6.50 per share ("Special Option") shall continue to vest as long as you remain a member of the Board and shall expire in accordance with the terms and conditions of the Stock Option Agreement governing the Special Option. The Special Option shall remain unaffected by this Agreement.

         SPECIAL OPTION:


         Amount
           of           Grant                                  Expiration         Share
         Shares          Date             Vesting                 Date            Price
         ------        -------       -----------------         -----------        ------
         50,000        4/26/00       3 years        33%          4/25/05          $6.500


     You acknowledge that other than (i) the above-described Options, (ii) the below-defined Warrant, and (iii) the previously issued 166,612 restricted shares of Common Stock upon your conversion of the Promissory Note dated August 26, 1999, CyberGuard has granted you no other options, warrants, restricted stock or rights of any kind to acquire capital stock of CyberGuard.

6. WARRANT. Your rights under the Common Stock Purchase Warrant issued to you by CyberGuard on August 26, 1999 ("Warrant") will remain in full force and effect, and will be unaffected by this Agreement.

7. INSURANCE. Any coverage for insurance that you may have under CyberGuard plans (including medical, dental and life) will remain in place until your Termination Date. If you wish to continue the coverage after your Termination Date, you will pay the full amount of the premiums (including any incremental expenses in connection with pre-existing conditions and increases in premiums as permitted or required under COBRA). A separate notice under COBRA will be sent to you from the CyberGuard Personnel Department regarding insurance.





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8. 401-k PLAN. Your participation in the CyberGuard 401-k Plan will cease at the
Termination Date. Upon request, you will sign an appropriate letter addressed to the 401-k Plan administrators directing that no further payments be accepted on your behalf. Your vesting in the 401-k plan shall be determined as of the Termination Date, unless the 401-k Plan or ERISA requires otherwise.

9. RETURN OF EQUIPMENT. You agree to return, promptly upon request, any CyberGuard equipment that you may have (such as a notebook or other computers), and CyberGuard credit cards, key cards, and other items belonging to CyberGuard.

10. RESIGNATION. We agree that your resignation as the Chief Executive Officer and President of CyberGuard and from any other officer position that you may have held at CyberGuard and from any other officer or director position that you may have held at CyberGuard's subsidiaries (including, without limitation, as director of CyberGuard Europe Ltd. and CYBG Consultant, Inc.) shall be effective as of January 2, 2001.

11. NO OTHER RIGHTS TO COMPENSATION. You acknowledge that once the payments set forth in paragraph 4 of this letter are paid in full, you will have been paid in full all amounts due or owed to you in the nature of salary, bonus, severance, vacation pay, personal leave, sick leave, paid-time-off, living expenses and other compensation of any kind whatsoever, for all services rendered to CyberGuard as employee or in any other capacity whatsoever through the Termination Date.

12.CERTAIN COMMUNICATIONS. CyberGuard and you agree that neither of us will say, write or communicate in any manner to any person or entity anything substantially derogatory about the other, regardless of the truth or falsity of the information. Of course, nothing in this section shall be construed to prevent either party from testifying truthfully under oath if compelled to do so by court order or other legal compulsion. In this connection, for purposes hereof, "CyberGuard" means and includes CyberGuard Corporation, and its current officers, directors, employees, affiliates and representatives.

13. NON-SOLICITATION. You agree that for six (6) months after the Termination Date, you will not, without the prior written consent of CyberGuard, directly or indirectly, for yourself or for any other person, firm, corporation, partnership, association or other entity (a) attempt to employ, employ or enter into any contractual arrangement with any employee or former employee of CyberGuard, its affiliates, subsidiaries or predecessors in interest, unless such employee or former employee has not been employed by CyberGuard, its affiliates, subsidiaries or predecessors in interest during the 120 days prior to your attempt to employ him, or (b) call on or solicit any of the actual or currently targeted prospective customers of CyberGuard for the purpose of offering any product or service that is in direct competition with the products or services of CyberGuard.

14. NON-COMPETITION. You agree that for six (6) months after the Termination Date, you shall not, directly or indirectly, be employed by, act as a consultant or contractor for, be involved in a venture with, or otherwise engage in any business enterprise or employment, with any of the following companies: Axent Technologies, Inc., Check Point Software Technologies, Inc, Fore Systems, Inc., Network Associates, Inc., Secure Computing Corp., or Network-1 Security Solutions, Inc. In the event that these geographical or temporal restrictions are judicially determined to be unreasonable, we agree that these restrictions shall be judicially reformed to the maximum restrictions which are reasonable.

15. CONFIDENTIALITY; TERMINATION OF THE EMPLOYMENT AGREEMENT. Paragraph 16 (governing confidential information) of the Employment Agreement shall remain in full force and effect for two years from the date hereof. Otherwise, in all other respects, the Employment Agreement is hereby terminated and shall be of no further force or effect.




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16. INJUNCTION/SPECIFIC PERFORMANCE SETOFF. You acknowledge that a breach of any of the provisions of Sections 13, 14, or 15 hereof would result in immediate and irreparable injury to the Company which cannot be adequately or reasonably compensated at law. Therefore, you agree that the Company shall be entitled, if any such breach shall occur or be threatened or attempted, to a decree of specific performance and to a temporary and permanent injunction, without the posting of a bond, enjoining and restraining such breach by you or your agents, either directly or indirectly, and that such right to injunction shall be cumulative to whatever other remedies for actual damages to which the Company is entitled. You further agree that the Company may set off against or recoup from any amounts due under this Agreement to the extent of any losses incurred by the Company as a result of any breach by you of the provisions of Sections 13, 14, or 15 hereof.

17. RELEASE. In order to clearly define the intent of this termination arrangement, the following release provisions will become effective as described below. You specifically acknowledge and agree as follows:

     (h) You have been given at least twenty-one (21) full days within which to consider this Agreement, including the release set forth below;

     (i) You are advised that you have the right and may consult with an attorney prior to executing this Agreement and acknowledge the opportunity to consult an attorney;

     (j) You have seven (7) days following the execution of this Agreement to revoke the Agreement and the Agreement will not become effective or enforceable until after this seven (7) day period has expired;

     (k) You recognize that you are specifically releasing, among other claims, any claims under the Age Discrimination in Employment Act of 1967 and all amendments thereto;

     (l)  You entered into this Agreement voluntarily and on your free will;

     (m) You are not waiving rights or claims that may arise after the date this Agreement is executed;

     (n) In consideration of the execution and delivery of this Agreement, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by you ("You"), You hereby fully and forever release and discharge CyberGuard and its agents, officers, directors, employees, successors and assigns, of and from any and all responsibilities, duties, obligations, claims, debts, sums of money, accounts or causes of action or actions, costs, losses, damages or liabilities of whatsoever character, nature, kind or designation in law or in equity, absolute or contingent, matured or unmatured, suspected or unsuspected, known or unknown, which You or anyone claiming under, by or through You now has, ever had or could ever have or become entitled to assert against CyberGuard or its agents, officers, directors, employees, successors or assigns by reason of any conduct, matter, cause, or thing whatsoever; without limiting the generality of the foregoing release, You hereby release any claims for: (i.) salary, bonus, accrued vacation, paid-time-off, benefits or compensation of any kind whatsoever whether arising as an employee or otherwise; (ii.) violations of any federal, state or municipal employment practices laws, rules or regulations, including without limitation laws, rules or regulations regarding discriminatory practices, including without limitation, age discrimination; and (iii.) breaches of any agreements of any kind whatsoever between You and CyberGuard. If at anytime CyberGuard fails to make the payments required in Section 4 above, You may give CyberGuard written notice of Your intention to cancel this release, at which time CyberGuard shall have ten days to make any delinquent payments to cure the default, or this release shall terminate. This release shall not affect Your rights or CyberGuard's obligations as to (1) the Warrant, (2) the Options as stated herein, or (3) any compensation due you as a director of the Company.





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18. MISCELLANEOUS. With the exception of (i) the Warrant and (ii) the stock option agreements for the Director Options and the Special Option, this Agreement constitutes the entire agreement between us with respect to the subject matter hereof, and all prior agreements, understandings, writings and commitments, oral or written, with respect to the subject matter hereof are hereby terminated and merged into this Agreement. This Agreement shall not be amended except by the written agreement by CyberGuard and you. This Agreement shall be binding upon, and shall inure to the benefit of, each of us, and our permitted respective heirs, legal representatives, successors and assigns. This Agreement may be executed in counterparts, all of which together shall constitute one and the same instrument. Words such as "hereof", "hereunder", "hereby' "herein" and similar words refer to this Agreement as a whole and not to any particular section of this Agreement. This Agreement shall be governed by, and construed and enforced in accordance with the laws of the State of Florida, without giving effect to the choice of law provisions thereof. Any and all disputes arising hereunder shall be decided in the courts of the State of Florida or the federal courts located therein. Each of us agrees to submit to personal jurisdiction and to waive any objection as to venue in Broward County, Florida.

If you agree with the terms of this letter, please indicate by signing in the space provided below.

Sincerely,


David L. Manning
Chairman, Compensation Committee
Board of Directors, CyberGuard Corporation

AGREED AND ACCEPTED THIS 14TH DAY OF APRIL, 2001.



-----------------------------------
David R. Proctor



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